Exhibit 99.1

Michelle Craft, FindWhat.com, Inc. Marketing Department:

Good afternoon and welcome to FindWhat.com’s conference call on Fourth Quarter and Full Year 2004 Results.

I’d like to remind everyone that today’s comments include forward-looking statements. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially. These risks and uncertainties will be outlined the end of this conference call, and are also detailed in FindWhat.com’s filings with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via webcast at http://www.vcall.com/CEPage.asp?ID=90577 and a replay of the conference call will be available at the same URL and on the company website for 90 days after the call. I’d now like to turn the call over to our Chairman and CEO, Craig Pisaris-Henderson.

Craig A. Pisaris-Henderson, Chairman and Chief Executive Officer

Thank you and welcome to FindWhat.com’s Q4 and full year 2004 conference call.

2004 was filled with milestones as FindWhat.com delivered on the first phase of its global corporate growth strategy. Specifically, we embarked on an acquisition strategy, growing the company from one product in one market with approximately 160 team members, to a company that now offers multiple products in 12 countries spanning 3 continents with approximately 500 team members.

Over 2004 we successfully built the largest independent performance-based marketing company in the world, growing our top line revenues from approximately $72 million for full year 2003 to approximately $170 million for full year 2004. Additionally, we grew EBITDA from approximately $20 million in 2003 to approximately $37 million in 2004.

We entered 2005 on a firm foundation and have now turned our focus inward, as we begin to execute on the second phase of our global corporate growth strategy. A strategy that we feel confident will further differentiate our model, and ultimately transform the marketplace.

I will to talk to this second phase of our strategy in detail, but first let me turn the call over the Brenda, who will highlight our Q4 and full year 2004 results. Brenda…

Brenda Agius, Chief Financial Officer

Thank you Craig, I’m pleased to report that we realized record revenue of $59 million dollars in Q4 2004; this represents a 179% increase from Q4 2003 revenue of approximately $21.0 million dollars, and also represents our 21st quarter of sequential revenue growth.

For the year ended December 31, 2004, we recorded revenue of $169 million, which represents a 135% increase over full year 2003 revenue of $72 million.

For reference purposes, Miva, Comet and B&B combined contributed approximately $6 million dollars to our consolidated Q4 2004 revenue and Espotting contributed approximately $29 million. I want to remind you that as we continue to integrate our assets, it will be difficult to isolate the stand alone financial impact of each entity, and accordingly, we will not provide the disaggregated results of each entity in 2005, although we will continue to report our revenue for Europe versus the United States.

Before talking to our financial performance, I want to highlight the following adjustments that affected our Q4 and full year 2004 results.

First, the Company realized $570,000, or $0.02 per diluted share, related to non-recurring tax benefits in Q4 2004.

Secondly, in Q4 2004 we realized a $1.1 million, or $0.03 per diluted share non-cash impairment charge related to the Company’s acquired goodwill in Miva Corp.

For the full year 2004, the Company realized a $0.04 per diluted share non-cash impairment charge, an increase of $0.01 per diluted share over Q4, due to approximately 4.1 million fewer average diluted shares outstanding.

Excluding the $570,000 non-recurring tax benefit and the $1.1 million non-tax deductible impairment charge, the Company’s consolidated effective tax rate in Q4 2004 was 39%.

Before I detail our results, let’s review how we measure our financial performance. In addition to GAAP measurements, the Company utilizes certain profitability based metrics to evaluate our period-to-period and year-over-year performance, they are; EBITDA and Adjusted EPS. The Company defines EBITDA as net income before interest, income taxes, depreciation, and amortization, and defines Adjusted EPS as EPS before tax-adjusted amortization expense.

Let’s discuss our results:

Excluding the previously noted impairment charge, we recorded EBITDA of $11.5 million in Q4 2004, which represents a 94% increase over EBITDA of $5.9 million in Q4 2003; and for full year 2004 we increased EBITDA 85% to $37.1 million versus full year 2003 EBITDA of $20.1 million.

Our EBITDA margins for Q4 and full year 2004 were 19.6% and 21.9%, respectively.

Excluding the previously noted tax benefit and impairment charge, we recorded Adjusted EPS of $0.20 in Q4 2004, which represents a 33% increase over Adjusted EPS of $0.15 in Q4 2003; and for full year 2004, we reported Adjusted EPS of $0.74, a 40% increase over full year 2003 Adjusted EPS of $0.53.

Again, excluding the previously noted tax benefit and impairment charge, we recorded GAAP net income in Q4 2004 of $5.3 million, or $0.16 per diluted share, compared to $3.5 million or $0.15 per diluted share for the same period last year; and for full year 2004, we reported GAAP net income of $17.6 million, or $0.62 per diluted share, which compares to full year 2003 GAAP net income of $11.8 million, or $0.53 per diluted share.

Our balance sheet remained strong throughout the year. At December 31st our cash, cash equivalents and short-term investments totaled approximately $54 million.

Now, I would like to highlight our 2005 guidance. Please keep in mind that our guidance for projected Q1 and full year 2005 excludes stock-based compensation expense, which the Company anticipates it will begin recording July 1, 2005.

As Craig will discuss further our forward looking revenue guidance for Q1 and full year 2005 reflects our focused attention on improving our advertiser’s leads and ultimately the conversion of those leads by maintaining high quality standards within our Network traffic sources.

Additionally, we anticipate a short-term decline in our Q1 and Q2 2005 EBITDA margins as we plan to invest in several new initiatives in the first half of the year, such as our global marketing efforts, global platform integration, and FAST search technology initiatives. We also expect increased expenses in Q1 and Q2 associated with the Company’s patent litigation with Overture, which is scheduled for trial in Q2 2005, as well as increased expenses associated with Sarbanes-Oxley Act compliance. We anticipate that these initiatives and expenses will increase total operating expenses by approximately $2 to $3 million in each of Q1 and Q2 2005. We expect that our EBITDA margins will rise above 20% in the second half of 2005.

For Q1 2005, we project revenue between $55 – $59 million, EBITDA of $8 – $10 million, Adjusted EPS of $0.12 – $0.15 and GAAP EPS of $0.08 – $0.11. Q1 per diluted shares are estimated at 33 million.

For full year 2005 we project revenue between $250 – $270 million, EBITDA of $45 – $54 million, Adjusted EPS of $0.69 – $0.85 and GAAP EPS of $0.53 – $0.69. Full year 2005 diluted shares are estimated at 34 million.

This concludes our Q4 and full year financial review and forward 2005 outlook.

Craig A. Pisaris-Henderson, Chairman and Chief Executive Officer

Thank you Brenda.

For shareholders to properly evaluate FindWhat.com it is important for investors to understand our strategic beliefs, and then how the second phase of our strategy addresses those beliefs.

First, we believe that the shift in the advertising market is not just about paid search, nor is it just about online media. We believe that a shift is occurring towards businesses being able to purchase all forms of media, both online and offline, on a performance basis. We believe that those who think the performance-based market is limited to paid search and is reaching maturity are very wrong. The performance-based market is in its very early stages and will have a profound impact on how both online and traditional media will be purchased in the future. We believe the opportunity is not described by market share within the online space, we believe performance based advertising will capture a significant share of total, global ad spend over time.

This year you have seen FindWhat.com lead the industry by introducing a pay-per-call solution that drives potential customers to businesses that don’t have or can’t sell through web sites. This extends the online world of performance based marketing to offline businesses and is a great illustration of how we believe the industry, and our business will continue to grow.

Second, we believe the current industry structure is not sustainable and that each of the top tier players in the online space will have to offer their own, branded, performance based advertising solutions. We believe that failure to do so will leave them out of the fastest growing segment of the advertising market and deny them access to the broad base of new advertisers adopting performance based advertising for the first time. This trend is evidenced by the recent actions of MSN and Verizon, as they develop services that strengthen their relationship with their own audiences and advertisers, and we anticipate other major players will be announcing similar strategies.

As the only global, non-competitive company in the space with a model built to support a custom branded solution, we believe that top tier media companies will choose to work with us as they enter the marketplace. We have invested heavily in building this capability and have gained crucial operating expertise through our private label relationships with Verizon, Lycos and Mitsui. We are positioning ourselves to offer large media companies a turn-key private label solution that supports functionality for pay-per-click, pay-per-call, branded toolbars and now with our newly announced relationship with FAST, advanced contextual capabilities and algorithmic search results that are tailored to our partners specific needs. We don’t know of any other performance-based company that can match our comprehensive offering.

Third, we believe that lead quality should and is becoming increasingly important to advertisers, and recent press coverage has focused substantial attention on the click fraud issue and how it affects lead quality. For several years, we have understood the issue and have been investing heavily in protecting the integrity of our network, through both automated and human systems, thereby limiting our exposure to the issue. That said we believe that ultimately the value of a lead is best determined by whether that lead actually converts to a sale.

Our recent acquisition of Miva empowers our visibility into the click stream, and for businesses with Miva storefronts, we are now able to track an ad from the first click through to the point-of-sale. We don’t need to employ intuition or advanced algorithms to determine whether traffic sources are good or bad. We are creating a single transparent platform that combines relevant advertising with the visibility to measure conversions rather than clicks alone, thereby giving us the ability to remove traffic sources from our network that do not meet our high standard of conversion metrics, aligning our interests with those of our advertisers.

In fact, during Q4, we intentionally removed numerous traffic sources that would otherwise have produced approximately $70K revenue per day. This action further illustrates our long-term view towards maintaining high standards and delivering high quality leads to our advertisers.

Let me repeat, we have intentionally removed traffic sources from our distribution network that would otherwise have produced approximately $70K per day in top line revenue. Again, our focus is to deliver traffic that converts rather than just clicks alone.

Although in the short term, allowing this traffic within our network could boost revenues, we believe we are best served in the long-term by leading the industry through the creation of a “transparent platform” that will further differentiate our company within the performance-based marketing world.

Note that the battle to deliver high quality traffic is an ongoing one for everyone in the industry, but we believe we are taking a different approach that will lead the efforts in our space.

Finally, our position regarding the Overture patent litigation has not changed. The trial is currently scheduled for Q2 2005 and we continue to believe that the Company does not infringe upon any valid and enforceable claims of Overture’s patent.

2005 will be a great year for FindWhat.com as we integrate our unique assets into a single transparent platform that addresses the rapidly evolving marketplace for performance-based advertising. We are committed to investing in the talent, systems, and solutions that will drive long-term value for our advertisers, distribution partners and investors.

[Q&A session omitted]

Michelle Craft, FindWhat.com, Inc. Marketing Department:

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “intend,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in FindWhat.com’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2003 and the most recently filed quarterly report on Form 10-Q. In addition, past performance cannot be relied upon as a guide to future performance.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	potential that the information and estimates used to predict anticipated revenues and expenses were not accurate;
•	potential that we fail to maintain an effective system of internal controls that could cause us to be unable to accurately report our financial results or prevent fraud;
•	potential that demand for our services will not continue to increase;
•	the risk that we will not be able to continue to enter into new online marketing relationships to drive qualified traffic to our advertisers;
•	risks associated with our ability to compete with competitors and increased competition for distribution partners;
•	political and global economic risks attendant to our business;
•	other economic, business and competitive factors generally affecting our business;
•	the risk that operation of our business model infringes upon intellectual property rights held by others;
•	our reliance on distribution partners for revenue generating traffic;
•	risks associated with our expanding international presence;
•	difficulties executing integration strategies or achieving planned synergies with acquired businesses and private label initiatives;
•	the risk that we will not be able to effectively manage our growth;
•	the risk that new technologies could emerge which could limit the effectiveness of our products and services;
•	risks associated with the operation of our technical systems, including system interruptions, security breaches and damage;
•	risks associated with internet security, including security breaches which, if they were to occur, could damage our reputation and expose us to loss or litigation;
•	and risks relating to regulatory and legal uncertainties, both domestically and internationally.

That concludes our call today; thank you for listening.